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                                                                    EXHIBIT 99.4
APRIL 14, 2003

DEAR STOCKHOLDER:

     As you know, Moore Corporation Limited ("Moore"), Moore Holdings U.S.A. Inc., M-W Acquisition, Inc. ("M-W Acquisition") and Wallace Computer Services, Inc. ("Wallace") have entered into an Agreement and Plan of Merger dated as of January 16, 2003 (and as amended and restated as of April 14, 2003) (the "Merger Agreement"), pursuant to which, subject to certain conditions, including the adoption of the Merger Agreement by the stockholders of Wallace, M-W Acquisition will merge with and into Wallace, and thereby Wallace will become a wholly owned subsidiary of Moore (the "Merger"). As outlined in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus"), which has been sent to you in a separate mailing, the terms of the Merger Agreement allow Wallace stockholders to choose, subject to certain limitations, the type of consideration (either cash or Moore common shares) that they will receive in exchange for their Wallace common shares. It is now time for you to choose the merger consideration that you wish to receive. All the documents necessary to complete your election are included in this package. Please review the following documents carefully:

     - The FORM OF ELECTION AND LETTER OF TRANSMITTAL, which enables you to make your election and attach your stock certificates (if appropriate) along with a SUBSTITUTE FORM W-9 to certify your taxpayer identification/social security number;

     - The INSTRUCTIONS FOR COMPLETING THE FORM OF ELECTION AND LETTER OF TRANSMITTAL (the "Instructions"), attached with the FORM OF ELECTION AND LETTER OF TRANSMITTAL;

     - The SUBSTITUTE FORM W-9 GUIDELINES; and

     - A RETURN ENVELOPE for mailing items to Computershare Trust Company of New York (the "Exchange Agent").

     You should also carefully read the Proxy Statement/Prospectus which has been sent to you in a separate mailing.

     To make your election, please complete the Form of Election and Letter of Transmittal and the Substitute Form W-9, attach your Wallace stock certificate(s) (if such certificate(s) are required to be sent pursuant to the Instructions) and mail these items to the Exchange Agent. The Form of Election and Letter of Transmittal and your stock certificate(s) (if such certificate(s) are required to be sent pursuant to the Instructions and unless the delivery of such certificate(s) is guaranteed as set forth in the Instructions) must be received no later than 5:00 p.m., New York City time, on the business day that is three trading days prior to the closing date on which the Merger described in the Merger Agreement becomes effective (the "Election Deadline"). Moore will publicly announce the Election Deadline as soon as practicable. If you fail to make a proper election by the Election Deadline for any of your Wallace common shares, you will receive cash or stock consideration based on what is available after other Wallace stockholders have made their elections.

     If you have any questions regarding the forms or the election process, please contact the Information Agent, Morrow & Co., Inc. at (800) 607-0088 (for stockholders) and (800) 654-2468 (for banks and brokerage firms).

     This communication is not a solicitation of a proxy from any stockholder of Wallace. Moore has filed with the Securities and Exchange Commission (the "SEC") the Proxy Statement/Prospectus which was mailed to Wallace stockholders on April 15, 2003. Moore and Wallace may file other relevant documents concerning the Merger. WE URGE INVESTORS IN WALLACE TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's website, http://www.sec.gov. In addition, documents filed with the SEC by Moore will be available free of charge from Moore Corporation Limited, c/o Moore Executive Offices, One Canterbury Green, Stamford, CT 06901. Documents filed with the SEC by Wallace will be available free of charge from Wallace Computer Services, Inc., 2275 Cabot Drive, Lisle, Illinois 60532-3630.

Moore Corporation Limited
Wallace Computer Services, Inc.